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                                December 14, 2001



American AAdvantage Funds
4333 Amon Carter Boulevard
Fort Worth, Texas  76155

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the offering by American AAdvantage Funds (the "Trust") of shares of beneficial interest in connection with the filing of a Registration Statement on Form N-14. As used in this letter, the term "Shares" means (1) the PlanAhead Class shares of beneficial interest of the Balanced Fund, Large Cap Value Fund, Small Cap Value Fund, International Equity Fund, S&P 500 Index Fund, Intermediate Bond Fund, and Short-Term Bond Fund (collectively, "AAdvantage Funds").

         The AAdvantage Funds propose to acquire all of the assets and liabilities of the corresponding series of the American AAdvantage Mileage Funds (collectively, "Mileage Funds") in exchange for PlanAhead Class shares. The reorganization will be effected pursuant to an Agreement and Plan of Reorganization and Termination ("Plan") approved by the Board of Trustees ("Board") of the Trust and the American AAdvantage Mileage Funds, subject to approval of Mileage Fund shareholders.

         As the Trust's counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board as we have deemed relevant to our opinion, as set forth herein. We have also examined the form of the Plan approved by the Board. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

         Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the Trust's Registration Statement on Form N-14, including receipt by the Trust of full payment for the Shares in the manner contemplated by the Plan, and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

American AAdvantage Funds
December 14, 2001
Page 2



         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the Registration Statement on Form N-14 when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                      Very truly yours,

                                      /s/ KIRKPATRICK & LOCKHART LLP

                                      KIRKPATRICK & LOCKHART LLP